Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Meridian Corporation, on Form S-3 of our report dated March 15, 2024, relating to the consolidated financial statements and effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Meridian Corporation, for the year ended December 31, 2023, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/Crowe LLP
Crowe LLP

Washington, D.C.

May 22, 2024